AUTO-GRAPHICS, INC.
                          2001 STOCK OPTION PLAN

This AUTO-GRAPHICS, INC 2001 STOCK OPTION PLAN ("Plan") is made and entered into by AUTO-GRAPHICS, INC., a California corporation ("Company").

     Recitals

A.     The Company desires to adopt stock option plan.

B. By execution of this Plan, the Company has adopted the stock option plan contained herein.

     Operative Provisions

NOW, THEREFORE, it is agreed by the Company to adopt the following stock option plan.

1.  PURPOSES.

(a) Eligible Stock Option Recipients. The persons eligible to receive Stock Options are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Stock Options. The purpose of the Plan is to provide a means by which eligible recipients of Stock Options may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following stock option: (i) Incentive Stock Options; and (ii) Nonqualified Stock Options.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Options, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.  DEFINITIONS.

(a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)  "Board" means the Board of Directors of the Company.

(c)  "Code" means the Internal Revenue Code of 1986, as amended.

(d)  "Common Stock" means the common stock of the Company.

(e)  "Company" means Auto-Graphics, Inc., a California corporation.

(f) "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

(g) "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board, in its sole discretion, shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

(h) "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(i)  "Director" means a member of the Board of Directors of the Company.

(j) "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.


(k) "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

(l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(m) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

(i) The price for a share of Company common stock underlying each option is the arithmetic mean between the asked and the bid prices on the closing of the market on such date as reported on the Over-the-Counter Bulletin Board.

(ii) In the absence of such market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(n) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p) "Nonqualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

(r) "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

(s) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(t) "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(u) "Participant" means a person to whom a Stock Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Option.

(v)  "Plan" means this Auto-Graphics, Inc. 2001 Stock Option Plan

(w) "Securities Act" means the Securities Act of 1933, as amended.

(x) "Ten Percent Stockholder" means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.     ADMINISTRATION.

(a)  Administration by Board.  The Board shall administer the Plan.

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Options; when and how each Stock Option shall be granted, what type or combination of types of Stock Option shall be granted; the provisions of each Stock Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Option; and the number of shares of Common Stock with respect to which a Stock Option shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Option Agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)  To amend the Plan or a Stock Option as provided in Section 12.

(iv)  To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.  SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Options shall not exceed in the aggregate Four Hundred Ninety-Nine Thousand (499,000) shares of Common Stock.

(b) Reversion of Shares to the Share Reserve. If any Stock Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Option shall revert to and again become available for issuance under the Plan.


(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.     ELIGIBILITY.

(a) Eligibility for Specific Stock Options. Incentive Stock Options may be granted only to Employees. Stock Options other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

6. OPTION PROVISIONS. Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant. The provisions of separate Options need not be identical, but each Option shall include the substance of each of the following provisions:

(a)  Term.  Subject to the provisions of Section 5(b) regarding
Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(c) Exercise Price of a Nonqualified Stock Option. The exercise price of each Nonqualified Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid in cash at the time the Option is exercised.

(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.


(f) Transferability of a Nonqualified Stock Option. A Nonqualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option must vest and therefore become exercisable in periodic installments. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.

(h) Termination of Continuous Service. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Disability of Optionholder. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(j) Death of Optionholder. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to Section 6(e) or 6(1), but only within the period ending on the earlier of: (1) the date eighteen (18) months following the date of death, or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

9. USE OF PROCEEDS FROM STOCK. Proceeds from the sale of Common Stock pursuant to Stock Options shall constitute general funds of the Company.

10.     MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Option may first be exercised or the time during which a Stock Option or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Option stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Option unless and until such Participant has satisfied all requirements for exercise of the Stock Option pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Option granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Option,
(i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Option; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Option for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if: (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Option has been registered under a then currently effective registration statement under the Securities Act, or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The
Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Option Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Option by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means:
(i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Option, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

11.     ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan, or subject to any Stock Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Options will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Options shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any or all Stock Options outstanding under the Plan or may substitute similar Stock Options for Stock Options outstanding under the Plan (it being understood that similar Stock Options include awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event any surviving corporation or acquiring corporation does not assume any or all such outstanding Stock Options or substitute similar Stock Options for such outstanding Stock Options, then with respect to Stock Options that have been neither assumed nor substituted arid that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Options (and, if applicable, the time during at which such Stock Options may be exercised) shall (contingent upon consummation of such Corporate Transaction) be accelerated in full to a date prior to the consummation of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the consummation of the Corporate Transaction), and the Stock Options shall terminate if not exercised (if applicable) at or prior to such event effective time. With respect to any other Stock Options outstanding under the Plan, that have been neither assumed nor substituted, the vesting of such Stock Options (and, if applicable, the time at which such Stock Option may be exercised) shall not be accelerated unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock
Option, and such Stock Options shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

12.     AMENDMENT OF THE PLAN.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of
Section 422 of the Code.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless: (i) the Company requests the consent of the Participant, and (ii) the Participant consents in writing.

(e) Amendment of Stock Options. The Board at any time, and from time to time. may amend the terms of any one or more Stock Options, provided, however, that the rights under any Stock Option shall not be impaired by any such amendment unless: (i) the Company requests the consent of the Participant, and (ii) the Participant consents in writing.

13.     TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)  No Impairment of Rights.   Suspension or termination of the Plan shall
not impair rights and obligations under any Stock Option granted while the Plan is in effect except with the written consent of the Participant.

14. EFFECTIVE DATE OF PLAN. The Plan shall become effective as determined by the Board, but no Stock Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. CHOICE OF LAW. The law of the state of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.


IN WITNESS WHEREOF, the Company has adopted this Plan on this         day
of                                         , 2001.


AUTO-GRAPHICS, INC., a California
corporation


By:
Robert S. Cope
Its: President


By:
Daniel E. Luebben
Its: Secretary